Foreign Documentation Completion Services Addendum
to Administration, Bookkeeping and Pricing Services Agreement

This Foreign Documentation Completion Service Addendum (“Addendum”) effective as of this 1st day of March, 2015 is entered into by and between Brown Capital Management Mutual Funds, a Massachusetts business trust (the “Trust”) and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS previously entered into that certain Administration, Bookkeeping and Pricing Services Agreement, dated August 4, 2011, as amended, (the “Administration Agreement”) with respect to the series portfolios listed therein (each a “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust and ALPS wish to supplement the Administration Agreement to provide for additional services to be performed by ALPS with respect to the Funds and to set forth the fees for those additional services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.
Services. ALPS will provide the services with respect to the Funds as set forth on Schedule A attached hereto (the “Services”), which may be amended from time to time upon written agreement of the parties. The Trust acknowledges that ALPS’s ability to provide the Services may be dependent on information provided by, and collaboration from, the Funds’ custodian (“Custodian”) and/or sub-custodian. Accordingly, the Fund agrees that ALPS will not be responsible for any failure or error of the Custodian which affects ALPS’s provision of the Services as contemplated hereunder. Further, the Trust acknowledges and agrees that the Services are not intended to provide legal or tax analysis and do not constitute legal or tax advice on the part of ALPS. To the extent ALPS appoints any person or organization to perform any or all of its duties hereunder, ALPS shall remain liable to the Trust for the acts of any such persons or organizations taken in furtherance of this Addendum to the same extent it would be for its own acts.

2.	Fees. In consideration of the Services performed under this Addendum, the Trust shall pay ALPS the fees listed on the Fee Schedule on Schedule B attached hereto.

3.
Limitation of Liability. The Trust further acknowledges and agrees that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by ALPS in the performance of the Services, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’s performance of the Services. The Trust further acknowledges and agrees that the Custodian, sub-custodians, depositories, exchanges, regulatory and tax authorities, tax agents and/or brokers

(collectively, the “Foreign Recipients”) shall not be relieved of any of their respective obligations and that ALPS shall not be responsible for the acts or omissions of any such persons. ALPS will not be responsible for any out-of-pocket expenses related to the Services.

4.
Term and Termination. This Addendum shall become effective as of the date first written above and shall continue thereafter through the end of the Administration Agreement. Notwithstanding the foregoing, either party may terminate this Addendum upon thirty (30) days’ written notice to an officer of the other party.

5.	Modification. This Addendum cannot be modified except by a written agreement signed by both parties.

6.
Miscellaneous. Except to the extent expressly amended hereby, the provisions of the Administration Agreement shall remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the Administration Agreement. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument

7.
Governing Law. The provisions of this Addendum shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

8.
Entire Agreement. This Addendum and the Administration Agreement including all respective attachments and schedules constitutes the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the services hereunder; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

Brown Capital Management Mutual Funds	ALPS Fund Services, Inc.

By: /s/ Robert L. Young III	By: Jeremy O. May

Name: Robert L. Young III	Name: Jeremy O. May

Title: Vice President	Title: President

Schedule A to
Foreign Documentation Completion Services Addendum

SERVICES

Foreign Documentation Completion Services to be provided by ALPS, as applicable, with respect to the Funds:

•
Work with the Funds’ Custodian on requests to complete and review certain non-U.S. tax-related forms and documents, including tax reclaim forms, foreign market applications, proxy voting documents, and other similar forms (“Foreign Documentation”). ALPS will provide such completed documents to the Custodian for delivery to local country sub-custodians or authorities.[1]

•	Coordinate signatures on behalf of the Trust and/or the Funds for the Foreign Documentation.

•	Coordinate the authentication of signatures and/or documents (e.g., Apostille, notarization) in the State of Colorado, U.S.A., as applicable.

•	Complete Foreign Documentation related to proxy voting of foreign securities held by the Funds, as requested by the Custodian.

•	Review the Custodian’s reports for outstanding tax reclaims requests and discuss with the Custodian and representatives of the Funds as necessary.

•	Update internal processes related to Foreign Documentation as necessary based on local market developments communicated by the Custodian.

•	Maintain records of Foreign Documentation handled by ALPS.

•
With respect to Form 8802 Applications: Upon receiving pre-filled 8802 Applications for Certificates of Tax Residency from the Custodian, ALPS will complete remaining sections, coordinate signature on behalf of the Funds, and promptly return completed applications to the Custodian. ALPS will reasonably assist the Custodian in the re-filing of such applications thereafter. ALPS will not be responsible for the issuance of Certificates of Residency.

[1] ALPS will not be responsible for presenting Foreign Documentation to local sub-custodians or market authorities.

Schedule B to
Foreign Documentation Completion Services Addendum to
Administration, Bookkeeping and Pricing Agreement

FEE SCHEDULE

Event Fees:

Fees apply on a per Fund account and event basis. “Events” include, but are not limited to, account opening, name changes, conversions, mergers, market specific licensing renewals, and Foreign Documentation completion.

Local markets are categorized below into Market Groups based on the estimated complexity of Event completion within those markets, as determined in the sole discretion of ALPS. ALPS will submit to the Trust for each calendar month, or upon completion of an Event, whichever comes sooner, an invoice summarizing the fees for such month, or period of time until completion. Payment for such fees will be submitted to ALPS within thirty (30) days of receipt of the invoice.

Appendix A attached to this Fee Schedule contains a list of local markets and their designated Market Group.

Market Group	Fee Per Event
A	$1,100
B	$600
C	$300
T*	$100
*T-indicates that additional tax documents and/or market proxy voting documents may be required with certain custodians (e.g., State Street and Brown Brothers Harriman).

Out-of-Pocket Fees and Expenses:

In addition, the Trust agrees to pay ALPS its out-of-pocket expenses including, but not limited to, Notary fees; U.S. filing fees; postage; forms; wire fees and other bank charges; records storage; advances incurred for postage; other miscellaneous expenses that may occur at the Trust’s discretion. ALPS will seek advance approval before incurring any out-of-pocket expenses that are out of the ordinary course of business.

The Trust and not ALPS will bear the cost of any additional expenses such as licenses, depository charges, tax ID issuance, and translation services which may be assessed by a local market during the account opening process, as communicated to the Funds by the Custodian.

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

Appendix A to Fee Schedule –Local Markets by Market Group
As of June 2015

ALPS reserves the right to change or update the Market Group designations based on changing requirements of local markets with respect to any Event.

Market	Market Group**
Bahrain	C
Bangladesh	A
Brazil (1)	C, T
Bulgaria	B
Chile	C
China B Shares	C
Costa Rica	B
Ecuador	A
Egypt	C
Finland	T
Germany	T
Greece	C
Hungary (1)	C, T
India ( FII & Sub Accounts)	A
Indonesia (2)	C, T
Ireland	T
Japan	T
Jordan	B
Kazakhstan	A
Korea (1)	A, T
Kuwait	B
Lebanon	B
Malaysia	C
Norway	T
Oman	B
Market	Market Group**
Pakistan	A
Peru	C
Poland	T
Portugal	T
Qatar	B
Romania	B
Russia	A
Saudi Arabia	A
Serbia	A
Slovenia	B
Spain	T
Sri Lanka	B
Switzerland	T
Taiwan	A
Thailand	B
Turkey	C
UAE (All Exchanges)	B
Ukraine	A
Venezuela	A
Vietnam	A

(1) Market opening event = A; Document-related event = T
(2) Market opening event = C; Document-related event = T